EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

EVgo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other	25,000,000	(2)	$3.55	(3)	$88,625,000	$0.0001531	$13,568.49
Total Offering Amounts							$88,625,000		$13,568.49
Total Fee Offsets									$—
Net Fee Due									$13,568.49

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the EVgo Inc. 2021 Long Term Incentive Plan (the “Plan”) by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock, par value $0.0001 per share (“Class A common stock”).

(2)	Represents 25,000,000 shares of Class A common stock reserved for issuance pursuant to awards under the Plan.

(3)	Estimated in accordance with Rules (c) and (h) of Rule 457 of the Securities Act solely for the purposes of calculating the registration fee on the basis of $3.55 per share, which represents the average of the high and low price per share of the Registrant’s Class A common stock on May 21, 2025, as reported on The Nasdaq Global Select Market.